NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

11:00 AM CDT, May 16, 2012

The Annual Meeting of Stockholders of Littlefield Corporation will be held on May 16, 2012, at 11:00 AM CDT, for the following purposes:

1.	To elect members to our Board of Directors;

2.	To ratify the appointment of Padgett, Stratemann & Co. LLP. as our independent auditors for 2012;

3.	To ratify the adoption of the 2012 Stock Option Plan;

4.	To ratify the adoption of the 2012 Employee Stock Purchase Plan;

5.	To provide an advisory vote on the compensation of the President and CEO and our Directors; and

6.	To consider such other matters as may properly come before the meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 19, 2012, will be entitled to notice or to vote at the meeting or any adjournment of the meeting.  The stock transfer books will remain open.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the meeting.  If you receive more than one proxy card, it is an indication that your shares are registered in more than one account.  Please complete, date and sign each proxy card you receive.  You may revoke your proxy at any time before it is voted. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

Enclosed with these proxy materials is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

                                                                 BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                 /s/ Jeffrey L. Minch
                                                                                                 President, CEO
                                                                 Director

April 16, 2012

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Littlefield Corporation to be held on:

Wednesday, May 16, 2012, at 11:00 AM CDT,

and at any adjournment thereof, for the purposes set forth in this Proxy Statement.

The meeting will be held at:

Littlefield Corporation
2501 North Lamar Blvd.
Austin, Texas 78705.

This Proxy Statement and the accompanying form of proxy were first mailed to the stockholders on or about April 16, 2012.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

Each share is entitled to one vote per Director in the election of Directors and one vote in all other matters to be voted upon at the meeting.  Shareholders of record as of the close of business at 5:00 P.M. March 19, 2012, are the only persons entitled to vote at this meeting.  At the close of business on March 19, 2012, 17,337,901 shares of our common stock were outstanding, with each share being entitled to one vote.  There are no cumulative voting rights.  A majority of the outstanding shares of common stock represented at the meeting, in person or by proxy, will constitute a quorum.

All proxies will be voted in accordance with the instructions contained in the proxies.  If you return a proxy ballot but no choice is specified, proxies will be voted in accordance with the recommendations of the Board as set forth in this Proxy Statement, and at the proxy holders’ discretion on any other matter that may properly come before the meeting.  Any stockholder may revoke a proxy given pursuant to this solicitation at any time before it is voted.  A stockholder may revoke his or her proxy by voting in person at the meeting or submitting to our Secretary at the meeting a subsequently dated proxy.  In addition, a stockholder may revoke his or her proxy by notifying our Secretary either in writing prior to the meeting or in person at the meeting.  Revocation is effective only upon receipt of such notice by the Secretary.

We are not aware of any other matter to be presented for action at the meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement.  If any other matters come before the meeting, the proxy holders named in the enclosed proxy intend to vote on such matters in accordance with their judgment.

HOW TO VOTE YOUR SHARES

There are four ways to vote your shares.

1.           VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand when you access the web site listed above and follow the instructions to obtain your records and to create an electronic voting instruction form.

2.           VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

3.           VOTE BY MAIL

Mark, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided or return it to LITTLEFIELD CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.           ATTEND THE ANNUAL MEETING AND VOTE IN PERSON

Although we encourage you to complete and return your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Auditors), but will not be able to vote your shares on any other proposal, and your shares will be considered a “broker non-vote” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

SOLICITATION

The costs of preparing, assembling and mailing the proxy materials will be borne by our Company.  Certain of our officers, Directors and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail.  We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the common stock.

ELECTION OF DIRECTORS

Our Board currently consists of six Directors and shall remain at six as a result of this election.  Five nominees for election are current members of the Board who have been nominated for re-election.  The sixth nominee, Gregory S. Marchbanks, is nominated to succeed James Roberts, who chose not to seek re-election. The nominees for election at the meeting shall, if elected, serve on the Board for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and have qualified.  The Board elects our officers annually following the Annual Meeting of Stockholders.

The Directors shall be elected by a plurality of the votes cast at the meeting.  A “plurality” means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be elected at the meeting.  Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of Directors.  The proxy holders named as proxies in the accompanying proxy intend to vote FOR the election of the nominees identified below.  If any nominee is unable or fails to accept nomination or election (which is not anticipated), the proxy holders named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as our existing Board of Directors may recommend.

The table below sets forth certain information about the nominees, including the nominee’s age, position with our Company and length of time served as a member of the Board.
Name	Age	Position with the Company	Director Since
Jeffrey L. Minch	61	Director, President and Chief Executive Officer	July 1999
Michael L. Wilfley	56	Director, Chairman of the Board	May 2004
Alfred T. Stanley	58	Director	May 2004
Carlton R. Williams, Jr.	54	Director	May 2003
Charles M. Gillman	42	Director	May 2008
Gregory S. Marchbanks	56		Nominee for Director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth the name and a brief description of the principal occupation and business experience for at least the preceding five years for each of the nominees for election to the Board of Directors and the executive officers of our Company.  None of the Directors or executive officers is related.

Jeffrey L. Minch, 61, has served as a Director, President and Chief Executive Officer since 1999.  As a member of the Company’s management, Mr. Minch is not an independent Director.

Mr. Minch is a distinguished graduate of the Virginia Military Institute in civil engineering with graduate education in Finance.

Mr. Minch co-founded, grew, and profitably sold a commercial real estate company, Littlefield Real Estate Company.  As President and Chief Executive Officer, Mr. Minch planned and executed the strategy that Littlefield Real Estate Company utilized to grow from a start up in 1984 to one of the largest commercial real estate companies in Texas.  In 1996, Mr. Minch sold Littlefield’s substantial office, apartment and warehouse portfolios, in three transactions, over a five-month period.

From 1996 to 1999, Mr. Minch was a private investor and is now a major shareholder of our Company, currently beneficially owning approximately 27% of our outstanding shares.

Mr. Minch has been active in charitable functions and has served as a Director of a number of local charities.  He currently serves on the Board of Directors of the Virginia Military Institute Foundation.

Michael L. Wilfley, 56, is currently serving as a Director, Chairman of the Board and Chairman of the audit committee.  He is an independent Director.  He is a shareholder of the Company.

Since June 2011, Mr. Wilfley has served as Chief Financial Officer of Durcon Incorporated, the world’s leading manufacturer of laboratory-grade work surfaces. From January 2011 to June 2011 he served as Consulting CFO of Dorsan Biofuels, Inc., an early-stage biofuels company. From September 14, 2009 to June 2011, Mr. Wilfley served as CEO, CFO, Treasurer and Director of Rio Holdings, Inc. From July 2000 to September 2009, Mr. Wilfley served as the Chief Financial Officer of Grande Communications, Inc. where he was responsible for a staff of  82  that included all finance, treasury, purchasing, information technology and accounting functions.  Grande provides bundled telephone, cable and internet services to residential and small business customers in six Texas cities and has invested equity of over $500,000,000.  Mr. Wilfley successfully participated in the company’s raising over $193,000,000 in high yield debt to finance the continued build out of its systems.

Mr. Wilfley, while Chief Financial Officer of Thrifty Call, Inc., from January 1998 to July 2000, oversaw the acquisition of Thrifty Call, Inc., by Grande Communications and had primary responsibility for the selection of an investment banker and the evaluation of alternative capital structures.

Mr. Wilfley is an experienced Chief Financial Officer having served in that capacity since the late 1980s.  He is a Certified Public Accountant and a member of the Texas Society of Certified

Public Accountants, the American Institute of Certified Public Accountants and Financial Executives International. He is a graduate of the University of Texas at Austin and a past President of the Austin Area Texas Exes of the Alumni Association of the University of Texas.

Mr. Wilfley is a veteran and was an Eagle Scout.  He lives in Round Rock, Texas and is married with two daughters.

Alfred T. Stanley, 58, is currently serving as a Director, Vice- chairman of the Board, Chairman of the compensation committee and  member of the nominating committee.  He is an independent Director. He is a shareholder of the Company.

Mr. Stanley is a graduate of Dartmouth College with a Bachelors of Arts degree.  He received a Master of Science in Statistics from the University of Texas and was inducted into the Phi Kappa Phi Honor Society.

He founded Alfred Stanley & Associates in 1982 and has provided fundraising and consulting services to Texas candidates, office holders and non-profits. He is a member of the Public Affairs Committee of the University of Texas Ex-Students Association.

Since 1996, Mr. Stanley has owned, managed and profitably sold commercial properties in Austin. He has served as a Director of Stereographics Corporation, a California based pioneer in 3-D television, and Toddler U, Inc., a manufacturer of children’s shoes.

He lives with his wife, Kathleen, and their three children in Austin, Texas.

Mr. Stanley was recommended for re-election to our Board by Value Fund Advisors, LLC under the terms of a stock purchase agreement between the Company and Value Fund Advisors.  See Certain Relationships and Related Transactions, page 15.

Carlton R. Williams, 54, is currently serving as a Director and member of the audit and nominating committees.  He is an independent Director.  Mr. Williams is a shareholder of the Company.

Mr. Williams was a founding principal of Herron Williams, LLC, which was formed and operated from January 2000 through 2009.

Prior to that, Mr. Williams was a partner in Littlefield Real Estate Company for over eleven years. During that time period, he leased and managed an office portfolio in excess of 1,000,000 square feet located both in the Central Business District, Southwest, and Northwest suburban markets.

Mr. Williams also has extensive experience in business planning, financial analysis, and acquisitions and disposition analysis.  He was formerly a Certified Public Accountant but currently does not practice accounting nor maintain that certification.  Mr. Williams received his MBA from the University of Texas at Austin with a concentration in finance.

Charles M. Gillman, 42, is a Director and serves as Chairman of the nominating committee and a member of the compensation and audit committees. He is an independent member of the Board of Directors.

In June 2001, Mr. Gillman was employed by Nadel and Gussman, LLC (“NG”), to serve as portfolio manager of certain investment portfolios of NG and its related family interests. NG is a management company located in Tulsa, Oklahoma, that employs personnel for business entities related to family members of Herbert Gussman. In June 2002, Mr. Gillman founded Value Fund Advisors, LLC ("VFA"), to serve as investment advisor to certain NG family related assets. VFA discontinued its role as investment advisor to these assets in December 2008. In December 2008, Mr. Gillman entered into an employment agreement with NG to provide portfolio management services to NG. Pursuant to this employment agreement he serves as Portfolio Manager of certain NG family assets.

Mr. Gillman began his career as a strategic management consultant for McKinsey & Company, New York, where he worked to develop strategic plans for business units of companies located both inside the United States and abroad. Thereafter and prior to joining NG, Mr. Gillman held a number of positions in the investment industry and developed an expertise in the analysis of companies going through changes in their capital allocation strategy. Mr. Gillman received a Bachelor of Science, summa cum laude, from the Wharton School of the University of Pennsylvania in May 1992.

In addition, Mr. Gillman currently serves on the boards of directors of MRV Communications, Inc., a communications equipment and services company traded on the OTCQB, which he joined in November 2009 and where he is a member of the Compensation Committee and previously served on the Audit Committee; and CompuMed, Inc., a private medication management company, which he joined in February 2008.  Mr. Gillman also serves on the board of the Penn Club of New York.

Mr. Gillman was recommended for re-election to our Board by Value Fund Advisors, LLC under the terms of a stock purchase agreement between the Company and Value Fund Advisors.  See Certain Relationships and Related Transactions, page 15.

Gregory S. Marchbanks, 56, is a nominee for election to the Board of Directors.  If elected, he will be an independent member of the Board.  He is a shareholder of the Company. For the past five years, Mr. Marchbanks has served as the Chief Executive Officer of Prime IX Investments and has been the Managing Director of Prime New Ventures, a venture capital company located in Austin, Texas.

Mr. Marchbanks has also served as President of Andrew Harper, a luxury travel company, and CEO of Bunkhouse Management, a boutique hotel management business.  He is the CEO of The Marchbanks Company, which invests in real estate and early stage private equity.  Mr. Marchbanks received a Bachelor of Business Administration from the University of Texas at Austin.

Other Executive Officers

Richard S. Chilinski, 60, has served as Executive Vice-President and Chief Financial Officer (CFO) since July 2006. Mr. Chilinski is an experienced financial executive having held senior financial positions since the early 1980s in public accounting, manufacturing, services, consulting and high technology companies.

Prior to joining the Company, he served as  Vice President and CFO for Spohn & Associates, Inc., a professional services network consulting company from 2003 to 2006; Vice President CFO of Navicent Technologies, Inc., a technology start-up in 2001; Senior Vice President, Chief Financial Officer and Assistant Secretary of XeTel Corporation, an electronics manufacturing services provider from 1995 to 2000. Mr. Chilinski has held other senior financial leadership positions at IBM PC Company as Controller, Vice President Finance of TN Technologies, a subsidiary of Baker Hughes, and various corporate and divisional financial management positions at Bausch & Lomb, Inc. and served as an auditor and management consultant at Peat, Marwick (KPMG).

He is a non-registered CPA in New York state, a member of Financial Executives International and received a Masters in Business Administration from the William E. Simon School of Management at the University of Rochester.

Michael J. Lindley, 47, has served as Senior Vice President, Director of Capital Transactions since August 2006.

Mr. Lindley possesses over 20 years of acquisition and investment banking experience and is responsible for overseeing the acquisition of new bingo halls and new business initiatives.

Prior to joining the Company, Mr. Lindley was an investment banker with Focus Strategies, a regional investment/merchant banking firm in Austin, Texas from 2005 to 2006. Mr. Lindley also co-founded and served as Chief Executive Officer and Chairman of Hotlink, Inc., a leading provider of web-based software marketing automation and branded merchandise from 1997 to 2005. Preceding his tenure at Hotlink, Michael worked as Director of Corporate Development and Investor Relations for Norwood Promotional Products, the largest publicly traded promotional products company in the U.S. From 1992 to 1995, Mr. Lindley was Director of Capital Markets and Acquisitions for Littlefield Real Estate Company, a $250 million privately held REIT. Michael began his career as an Investment Banker in New York at Merrill Lynch in the Merger & Acquisitions/Merchant Banking Department.

Mr. Lindley received his BA in Economics/Finance from The University of Texas at Austin and completed the Executive Education Program at the Stanford Graduate School of Business.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary of Cash and Certain Other Compensation

The following table sets forth for the fiscal years ended December 31, 2011, 2010 and 2009, the compensation for the Company’s named executive officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary(1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Qualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Jeffrey L. Minch Director, President, and CEO	2011	$240,000	$0	-0-	$66,660	$24,000	$0	$330,660
	2010	$240,000	$110,000	-0-	$66,660	$24,000	$0	$440,660
	2009	$240,000	$100,000	-0-	$66,660	$24,000	$0	$430,660

Richard S. Chilinski, EVP and CFO	2011	$165,000	$15,000	-0-	6,808	-0-	250	$187,058
	2010	$165,000	$15,000	-0-	6,808	-0-	250	$187,058
	2009	$144,115	$15,000	18,000	1,702	-0-	250	$179,067

Michael J. Lindley SVP	2011	$172,596	$31,440	-0-	-0-	-0-	200	$204,236
	2010	$160,000	$28,560	-0-	-0-	-0-	250	$188,810
	2009	$160,000	$30,000	18,000	-0-	-0-	250	$208,250

(1)	Salary amounts include base salary and payments of accrued vacation.
(2)	Bonus amounts for each year include bonus amounts to be paid for services rendered in that year.
(3)
The dollar value of the stock and option awards is the dollar amount recognized for financial statement reporting purposes with respect to the last fiscal year in accordance with FASB ASC 718, Compensation – Stock Compensation (FASB ASC 718) and thus may include amounts from awards granted in and prior to that year. These dollar amounts reflect LTFD’s accounting expense for these stock grants or option awards and may not correspond to the actual value that will be recognized by the named executives.

In March 2009, Mr. Minch, in accordance with his new employment agreement, was granted 900,000 stock options with a three year vesting period; the aggregate grant date fair value of the options was $199,980.

In April 2011, Mr. Lindley and Mr. Chilinski were granted performance based options which vest upon certain levels of the Company’s stock price and performance; as of December 31, 2011, these criteria were determined likely not to be met and therefore no stock based compensation expense was recorded by the Company. In April 2009, Mr. Lindley was awarded a stock grant of 50,000 shares. In April 2009, Mr. Chilinski was awarded a stock grant of 50,000 shares and in October 2009, 50,000 stock options with a four year vesting period were granted. The aggregate grant date fair value of each stock grant and option award was $18,000 and $27,235 respectively.

For information on the valuation assumptions with respect to option grants made during 2011 which are included in the calculation, please refer to the assumptions for the fiscal year ended December 31, 2011 stated in Note 11: Stock Based Compensation to LTFD’s audited financial statements for the fiscal year ended December 31, 2011, included in LTFD’s Annual Report on Form 10-K filed with the SEC on March 27, 2012 and enclosed with this Proxy Statement.  In 2010, no option awards were granted to the named executive officers or Directors. For information on the valuation assumptions with respect to option grants made during 2009 which are included in the calculation, please refer to the assumptions for the fiscal year ended December 31, 2009 stated in Note 12: Accounting for Stock Based Compensation to LTFD’s audited financial statements for the fiscal year ended December 31, 2009, included in LTFD’s Annual Report on Form 10-K filed with the SEC on March 31, 2010.

(4)	Represents deferred compensation to be paid for services rendered in that year.

(5)
Represents fringe benefits and Company services as provided in Mr. Minch’s applicable employment agreements.  See Employment Contracts, Termination of Employment and Change of Control Arrangements, page 12.

Stock Options

During the year ended December 31, 2010, we did not grant to our employees, including named executives, options to purchase shares of common stock.  Below is a table of Outstanding Equity Awards at December 31, 2011 for the named executives. Mr. Minch’s options were awarded in March 2009 under the terms of his new employment agreement. See Employment Contracts, Termination of Employment and Change of Control Arrangements, page 12.

Outstanding Equity Awards at Fiscal 2011 Year-End

OPTION AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date
Jeffrey L. Minch Director, President and CEO (1)	900,000	-0-	$0.31	03/13/2014	3/13/2009

Richard S. Chilinski, EVP and CFO (1)	-0-	50,000	$0.68	10/29/2019	10/29/2009

Richard S. Chilinski, EVP and CFO (2)	-0-	200,000	$0.55	4/22/2021	Note 2

Michael J. Lindley SVP (2)	-0-	200,000	$0.55	4/22/2021	Note 2

(1) These remaining options were granted under the 2002 Stock Option Plan. These options vest at the end of a four year vesting period.

(2) These options were granted under the 2002 Stock Option Plan. These options vest over a four year period based upon certain market price and Company performance criteria; no options vested as the criteria were not attained as of December 31, 2011.

Compensation of Directors

The following table shows the compensation of our five non-employee Directors during 2011.

Name	Fees Paid in Cash (1)	Option Awards (2)	Total
Alfred T. Stanley	$20,000	$5,183	$25,183
Michael L. Wilfley	$20,000	$5,183	$25,183
Carlton R. Williams	$20.000	$5,183	$25,183
James P. Roberts II (3)	$20,000	$5,183	$25,183
Charles Gillman	$20,000	$5,183	$25,183

(1)	Non-employee Directors receive an annual retainer of $2,000 and a quarterly payment fee of $4,500.

(2)
Options granted to non-employee Directors immediately vest on the grant date. These dollar amounts reflect LTFD’s accounting expense for these stock grants or option awards and may not correspond to the actual value that will be recognized by the Directors.

(3)	Mr. Roberts is not standing for re-election to the Board of Directors.

We reimburse the Directors for travel expenses incurred in connection with attending meetings of the Board and committees.  They may also be reimbursed an hourly fee for special projects.

Employment Contracts, Termination of Employment and Change in Control Arrangements

In December 2011, the Company renewed and entered into a new employment agreement with President and CEO Jeffrey L. Minch.  The new agreement became effective as of January 1, 2012, and terminates December 31, 2016.  The agreement provides for us to pay Mr. Minch an annual base salary of $300,000 which shall be reviewed annually by the Board of Directors. The Company has agreed to pay $3,000 per month of deferred compensation.

The agreement also calls for our Board of Directors to nominate Mr. Minch to serve as a Director on the Board each year he is our President and CEO; however Mr. Minch will not receive any additional compensation for serving as a Director.

According to the agreement, Mr. Minch is entitled to annual consideration for a performance bonus decided by the Board of the greater of $100,000 or ten percent of EBITDA not to exceed Mr. Minch’s base pay which shall be paid if approved by the Board; for any partial year, the Board may elect to award a pro-rated performance bonus.

As part of the agreement, Mr. Minch is eligible to receive and was granted options to purchase 1,500,000 shares of the Company’s common stock at an exercise price of 110% of the stock price on the date of grant. Mr. Minch was awarded the 1,500,000 stock options in January 2012 in accordance with the Agreement. The stock options vest at 300,000 options per year and expire December 31, 2016.

The agreement provides for an administrative assistant which shall remain an employee of the Company.

The agreement provides for the payment of a severance package upon a change in control of the Company, termination without cause, death or disability. The severance includes payment of one year base salary and amounts due in the deferred compensation account, and the acceleration of unvested stock-based compensation. Mr. Minch may terminate the agreement in his absolute discretion upon ninety days written notice to us without eligibility for severance.

In the event we are sold to or merged with another company, the agreement would terminate automatically.  If such a sale or merger results in our shareholders receiving a value of at least $2.25 per share, the agreement provides that Mr. Minch shall be entitled to receive 500,000 shares of our common stock immediately prior to the consummation of any such sale or merger.

The agreement also contains confidentiality, deferral of compensation and other standard provisions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, within certain specified time periods, reports of ownership and changes in ownership.  Such officers, Directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file.

To our knowledge, based solely upon a review of copies of such reports furnished to us and representations by certain officers and Directors that no other reports were required with respect to the year ended December 31, 2011, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of our common stock beneficially owned as of March 19, 2012, by:

1.	each executive officer, including the named executive officers listed in the Summary Compensation Table above;

2.	each Director and nominee for Director;

3.	all of the executive officers and Directors as a group; and,

4.	each person or entity known to us to own more than five percent of the outstanding common stock.
Name of Beneficial Owner	Number of Shares Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class (1)
Jeffrey L. Minch (2) (3)	4,046,157	975,000	5,021,157	27.4%
Boston Avenue Capital LLC (4)	7,504,489	0	7,504,489	43.3%
Tempe C. Minch (2) (3)	632,760	0	632,760	3.6%
Carlton Williams (5)	91,540	94,121	185,661	1.1%
Alfred T. Stanley (6)	3,600	82,410	86,010	*
Michael L. Wilfley (7)	3,120	82,410	85,530	*
James P. Roberts II (8)	0	37,500	37,500	*
Richard S. Chilinski (3)	50,000	0	50,000	*
Michael J. Lindley (3)	130,284	0	130,284	*
Charles M. Gillman (9)	7,520,489	27,500	7,547,989	43.5%
Gregory S. Marchbanks (10)	134,399	0	134,399	*

Current named executive officers and Directors of the Company as a group	12,612,349	1,298,941	13,911,290	74.6%

(1)
Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding the number of exercisable options for that person to the number of total shares outstanding, and dividing that result into the total number of shares and exercisable options owned by that person.  On March 19, 2012, we had 17,337,901 shares of common stock issued and outstanding.  An asterisk (*) indicates less than 1% ownership.

Includes shares which the listed shareholder has the right to acquire upon exercise of options within 60 days of March 19, 2012, as follows: Mr. Minch 975,000, Mr. Williams 94,121 shares; Mr. Stanley 82,410 shares; Mr. Wilfley 82,410 shares; Mr. Roberts 37,500 shares and Mr. Gillman 27,500 shares.

(2)
Shares include 59,000 shares held in a trust for non-immediate family members. Mr. Minch disclaims beneficial ownership of the shares owned by his wife in the amount of 632,760 shares. Also includes 196,320 shares held in the Littlefield Deferred Compensation account that were purchased for the benefit of Mr. Minch in accordance with the employment agreement with Mr. Minch. Mr. Minch disclaims beneficial ownership of these shares.

(3)	Address is: 2501 N. Lamar Blvd., Austin, Texas 78705.

(4)
Address is: 15 East 5th St., Suite 3200, Tulsa, OK 74103.  The number of shares owned by Boston Avenue Capital LLC (“Boston”) are included in the total number of shares owned by the officers and Directors as a group, by virtue Charles M. Gillman’s position as portfolio manager of Boston.  See Note 9 below.  See also Certain Relationships and Related Transactions, below.

(5)	Address is: 1508 Woodridge Dr., Austin, Texas 78703.

Address is: 1409 Hardouin Ave., Austin, Texas 78703.

(6)	Address is: 2211 Falkirk Dr., Round Rock, Texas 78681.

(7)	Address is 2630 Creeks Edge Parkway, Austin, Texas 78733.

(8)
Address is: 15 East 5th St., Suite 3200, Tulsa, OK 74103.  Includes 7,504,489 shares owned directly by Boston and 16,000 shares owned directly by Yorktown Avenue Capital, LLC (“Yorktown”). Boston and Yorktown have sole direct voting and investment power over their respective shares of Common Stock. Stephen J. Heyman and James F. Adelson are the joint managers of each of Boston and Yorktown. Charles M. Gillman is the portfolio manager for each of Boston and Yorktown. As joint managers of Boston and Yorktown, Messrs. Heyman and Adelson may each exercise voting and investment power over the shares of Common Stock held by Boston and Yorktown. As portfolio manager for Boston and Yorktown, Mr. Gillman may also exercise voting and investment power over the shares of Common Stock held by Boston and Yorktown. As a result, Messrs. Heyman, Adelson and Gillman may each be deemed to be the indirect beneficial owners of shares of Common Stock held by Boston and Yorktown. Messrs. Heyman and Adelson disclaim beneficial ownership of the Common Stock held by Boston and Yorktown except to the extent of their pecuniary interest therein. Also includes 27,500 shares subject to incentive stock options issued to Mr. Gillman. Mr. Gillman is also the principal of Value Fund Advisors, LLC (“VFA”). Pursuant to certain agreements between the Company and VFA, the shares of Common Stock owned by Boston and Yorktown will be voted in support of all propositions recommended by the Company’s Board of Directors to the shareholders in the Annual Meeting proxy materials through December 31, 2012. The mailing address for Boston, Yorktown and Messrs. Heyman and Adelson is 15 East 5th Street, Suite 3200, Tulsa, Oklahoma, 74103.

(9)	Address is 600 Congress Avenue, Suite 200, Austin, Texas 78701. Includes 53,876 shares owned by a non-profit family foundation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2007 and 2008, Value Fund Advisors, LLC (“VFA”) was an investment advisor to Boston Avenue Capital LLC and Yorktown Avenue Capital, LLC which purchased more than 5.5 million shares of common stock directly from the Company pursuant to agreements.  The 2008 agreement gives VFA the right to recommend up to two individuals for consideration by our nominating committee, for nominations for the Board of Directors through December 31, 2012.  VFA has recommended Mr. Gillman (first elected in 2008) and Mr. Stanley (first elected in 2004) for election to the Board, and our nominating committee has nominated them for election at the upcoming meeting.

The 2008 stock purchase agreement between VFA and the Company also provides that VFA will not sell any of its stock holdings in the Company prior to December 31, 2012, without the consent of the Company.  In accordance with the agreement Littlefield filed a registration statement with the SEC covering all unregistered shares acquired by VFA (now held directly by Boston Avenue Capital LLC).  VFA has further agreed to vote shares owned directly by Boston

Avenue Capital LLC and Yorktown Avenue Capital, LLC, in support of all propositions recommended to the shareholders by Littlefield’s Board of Directors at annual meetings through December 31, 2012.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors held four meetings during 2011.  Committee members and meetings held by the committees of the Board are set forth below. All of the Directors attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served.

Board Leadership Structure

The Board of Directors believes that a separate independent director should serve as Chairman. Littlefield’s independent directors, including the Chairman, bring experience, oversight and expertise from outside the Company and industry which is considered to be beneficial to the Company and its shareholders in the oversight of operations as well as strategy development and execution.

The Littlefield Board oversees risk in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when negotiating the compensation and employment agreement of the Company’s Chief Executive. The full Board of Directors receives reports on various risk related items at each of its regular meetings including risks related to subsidiary operations and regulatory, insurance and litigation matters.

Audit Committee

For 2011, our audit committee met four times during the year with our independent auditors.  This committee was comprised of Michael Wilfley, Charles Gillman and Carlton Williams. All three audit committee members are non-employee Directors, and have the responsibility for reviewing the financial condition and accounting controls and determining that all audits and examinations required by law are performed.  The committee appoints the independent auditors for the next fiscal year, reviews and approves the auditors’ audit plans and reviews with the independent auditors the results of the audit and management’s response to the audit.

The Board of Directors has determined that Michael Wilfley is an audit committee financial expert, as defined by SEC Regulation S-B, Item 407(d)(5).

The audit committee has reviewed and discussed the audited financial statements with management as well as our independent public accountants.  The audit committee has received from the independent accountants a formal written statement regarding the auditors' independence and has discussed with the independent accountant matters relating to their independence.  The audit committee has satisfied themselves as to the auditors' independence.  The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the audit of our financial statements.

The audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2011 for filing with the Securities and Exchange Commission.

The Audit Committee
Michael L. Wilfley, Chair
Charles M. Gillman
Carlton R. Williams, Jr

Nominating Committee

Our nominating committee, comprised of Charles Gillman, Carlton Williams and Alfred Stanley, met once during 2011.  This committee is responsible for nominating individuals for election to our Board.  The Nominating Committee believes that it is important to consider issues of diversity, such as education, professional experience and differences in viewpoints and skills. The Nomination Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nomination Committee believe it is important that the members of the Board of Directors represent diverse viewpoints.

The nominating committee welcomes recommendations made by our stockholders for individuals to be included in the slate of nominees for election at the annual meeting of stockholders.  Any recommendations for the 2012 Annual Meeting of Stockholders should be made in writing addressed to our Board of Directors, 2501 North Lamar Boulevard, Austin, Texas 78705.  Under our Certificate of Incorporation, any such recommendations must be delivered to us in writing not less than sixty days prior to the meeting date or, if less than seventy days’ notice of the meeting date is given, ten days after notice of the meeting date is given by public disclosure.

Compensation Committee

Our compensation committee, comprised of Alfred Stanley, Charles Gillman and James Roberts II, met three times during 2011.  The Committee reviews and makes recommendations to the Board of Directors on setting the salaries of the Company’s officers and the compensation to be paid to members of the Board of Directors who are not employees of the Company.  We have not adopted a formal committee charter for the committee. The Company has not utilized compensation consultants in determining and recommending the amount or form of the Chief Executive’s compensation.

None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our board is an officer in the last fiscal year.

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

The audit committee has appointed Padgett, Stratemann & Co., LLP. as independent auditors to audit the financial statements of the Company for 2012.  Our former independent auditors, Sprouse & Anderson, LLP., merged with Padgett, Stratemann & Co., LLP. in November 2007.  Sprouse & Anderson  served as the independent auditors to audit the Company’s financial statements for the fiscal years ended December 31, 2000 through 2006.  Padgett, Stratemann & Co., LLP. served as the independent auditors to audit the Company’s financial statements for the fiscal year ended December 31, 2007 through 2011.

A representative of Padgett, Stratemann & Co., LLP. is expected to be present at the meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to any appropriate questions stockholders may have.

An affirmative vote of a majority of the shares of the Company represented at the meeting is required for the ratification of the appointment of the auditors.  As required by the Sarbanes-Oxley Act, our audit committee is directly responsible for appointment, compensation, retention and oversight of our independent auditors.  We are asking the shareholders to ratify the audit committee’s choice of Padgett, Stratemann & Co., LLP. as the independent auditors for 2012.  If the shareholders fail to ratify the appointment of the auditors, the audit committee will take that into consideration in determining whether to continue the auditing engagement.

Audit Fees

Fees paid to our auditors' firm were comprised of the following:

Annual Financial Statement Audit Fees and Quarterly Reviews of 10-Q’s for 2011 totaled $74,000. In addition, $6,000 was incurred in 2011 for other services mainly in conjunction with research and acquisition activity.

Financial Information Systems Design and Implementation Fees provided in 2011 totaled $0.

All Other Fees, including tax compliance, tax research and tax planning provided in 2011 totaled $40,000.

The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Padgett, Stratemann & Co., LLP. as the Company’s independent auditors for the 2012 fiscal year.  With respect to this vote, abstentions will have the effect of a “no” vote and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PADGETT, STRATEMANN & CO., LLP AS INDEPENDENT AUDITORS.

ADOPTION OF 2012 STOCK OPTION PLAN

Our Directors have established the Littlefield Corporation 2012 Stock Option Plan (the “Option Plan”) attached hereto as Exhibit A.  The purpose of the Option Plan is to advance the interests of the Company, its subsidiaries and its stockholders by affording certain employees, officers, Directors, and key consultants an opportunity to acquire or increase their proprietary interests in our Company.  The objective of the issuance of the stock options, restricted stock and stock purchase rights under the Option Plan is to promote our growth and profitability because the grantees will be provided with an additional incentive to achieve our objectives through participation in its success and growth and by encouraging their continued association with or service to us.  The following is a summary of the material features of the Option Plan, which is qualified in its entirety by reference to the complete provisions of the Option Plan, attached hereto as Exhibit A.

The Company’s prior, 2002 Stock Option Plan terminated on December 31, 2011.  This Plan is intended to replace the 2002 Stock Option Plan.

Common Stock Subject to the Option Plan

The current maximum number of shares of common stock that may be issued under the Option Plan is (A) 3,000,000, plus (B) additional shares as follows: as of January 1 of each year, commencing with the year 2013 and ending with the year 2018, the aggregate number of shares available for granting Awards under the Option Plan shall automatically increase by a number of shares equal 15% of the total number of Shares then outstanding or 3,000,000 shares, whichever is less.  Further, if, after the effective date of the Option Plan, any shares covered by an award granted under the Option Plan or by an award granted under a Predecessor Plan, or to which such an Award or Predecessor Plan award relates, are forfeited, or if an Award or Predecessor Plan award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such award or Predecessor Plan award, or to which such Award or Predecessor Plan award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Option Plan with respect to such award or Predecessor Plan award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting awards under the Option Plan.  Options for no more than 3,000,000 shares may be granted in any year.  We may use either authorized and unissued shares or treasury shares to fulfill option awards, subject to adjustment in accordance with anti-dilution provisions contained in the Option Plan.  All shares of common stock subject to the Option Plan may be issued in any combination of Incentive Stock Options, as defined within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), nonstatutory stock options, restricted stock or stock purchase rights.

Term of the Option Plan

The term of the Option Plan is 10 years, or until December 31, 2021, unless terminated earlier as provided in the Option Plan.  If our shareholders do not approve the Option Plan within one year of its adoption by our Directors, any ISOs granted under the Option Plan will become non-statutory options.  No ISO may be granted more than ten years after January 1, 2012.  The Option Plan may be abandoned or terminated at any time by the our Directors, except with respect to options, restricted stock or stock purchase rights then outstanding under the Option Plan.

Eligibility

All of our Directors, officers, employees, including but not limited to executive personnel, as well as our key consultants and advisors, are eligible to be granted options under the Option Plan.

Administration of the Option Plan

The Option Plan shall be administered by the Board of Directors or by a Committee of the Board of Directors consisting of at least two Directors appointed by the Board of Directors (the “Committee”).  Different Committees may be appointed with respect to different groups of service providers.  With respect to any options, restricted stock or stock purchase rights granted to an individual who is subject to the provisions of Section 16 of the Exchange Act, the Committee shall consist of at least two Directors (who need not be members of the Committee with respect to grants to any other individuals) who are non-employee Directors, and all authority and discretion shall be exercised by such non-employee Directors.  The Committee selects the individuals to whom options, restricted stock or stock purchase rights are to be granted, the number of shares to be granted and any other terms and conditions specified under the Option Plan, including, but not limited to, the exercise price, the times at which options or Stock purchase rights shall become exercisable and the duration of the exercise periods.

Terms of Options

The exercise price of each ISO issued under the Option Plan shall be determined by the Administrator and shall not be less than fair market value of the common stock as of the date the option is granted; provided, however, that the exercise price of an ISO granted to any person owning at least 10% of the total combined voting power of all classes of stock of the Company or any of its parents or subsidiaries shall not be less than 110% of the fair market value on the date the option is granted.  The exercise price of each nonstatutory stock option shall be determined by the Administrator.  The exercise period of each option shall be determined by the Administrator; provided, however, that an ISO shall not be exercisable after the expiration of ten years from the date of the option grant.  In addition, except in the case of death or disability, no option granted to an individual who is subject to the provisions of Section 16 of the Exchange Act may be exercisable prior to the expiration of six months from the date of the option grant.

In the case of ISOs, the fair market value of stock with respect to which ISOs are exercisable for the first time during any calendar year by any participant in the Option Plan may not exceed $100,000, such value being determined at the time the options are granted, as provided by the terms of Section 422 of the Internal Revenue Code.  To the extent the value of the underlying stock (determined in accordance with the previous sentence) exceeds $100,000, such excess options shall be treated as nonstatutory stock options.

After an option becomes exercisable, it may be exercised at any time as to any or all full shares that have become purchasable under the terms of the option.  The exercise price of options granted under the Option Plan may be made in whole or in part through the surrender of previously held shares of common stock at the fair market value thereof or through the authorization to withhold shares of stock otherwise issuable upon exercise of the option.

No option shall be transferable other than by will or the laws of descent and distribution, and no option shall be transferable by an individual who is subject to the provisions of Section 16 of the Exchange Act prior to stockholder approval of the Option Plan.  The Administrator shall have the power to specify with respect to each grant of options the effect upon such grantee’s rights of the termination of such grantee’s employment or services with the Company and the Administrator may determine at the time of grant that such options shall become exercisable on an accelerated basis following a change of control with respect to the Company.  Nothing in the Option Plan shall confer on any person any right to continue in the employ of the Company or any of its subsidiaries or shall interfere in any way with the right of the Company or any of its subsidiaries to terminate such person’s employment at any time.

Terms of Restricted Stock

Until any restrictions upon restricted stock awarded to a grantee under the Option Plan have lapsed, such shares shall not be transferable other than by will or the laws of descent and distribution, nor shall they be delivered to the grantee.  The Administrator shall have the power to specify with respect to each award of restricted stock the effect upon such grantee’s rights of the termination of such grantee’s employment with the Company.  The Administrator may determine at the time of award that such restricted stock shall become fully vested following a change of control with respect to the Company.

Terms of Stock Purchase Rights

Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Option Plan and/or cash awards made outside the Option Plan, the terms of which are determined at the discretion of the Administrator.  The Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.  The repurchase option shall lapse at a rate determined by the Administrator.  Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.

Federal Tax Consequences of Options

Under current federal income tax laws, options granted under the Option Plan will generally have the following consequences.  The holder of a nonstatutory stock option recognizes no income for federal income tax purposes upon the grant of such option, and the Company, therefore, receives no deduction at such time.  At the time of exercise, however, the grantee generally will recognize income, taxable at ordinary income, to the extent that the fair market value of the shares received on the exercise date exceeds the nonstatutory stock option exercise price.  The Company will be entitled to a corresponding deduction for federal income tax purposes in the year in which the nonstatutory stock option is exercised so long as either Section 162(m) is inapplicable or its requirements are met.  If the shares are held for at least one year and one day after exercise, long-term capital gain will be realized upon disposition of such shares to the extent the amount realized on such disposition exceeds their fair market value as of the exercise date.

If a grantee is awarded an ISO, no income will be recognized for federal income tax purposes at the time of grant or exercise, and the Company will therefore, not receive any corresponding deduction.  The excess of fair market value of the shares of common stock received at the date of exercise over the exercise price will become an item of tax preference for the grantee for purposes of the grantee’s alternative minimum tax in the year of exercise, however.  The grantee will be subject to federal income tax when the grantee sells the shares acquired upon the exercise of the ISO.  If the grantee holds the shares for more than two years from the date of grant and more than one year from the date the shares were transferred to that person, any gain will be taxed as long-term capital gain.  The Company will not be entitled to any deduction for federal income tax purposes as to any amount taxed as long-term capital gain in connection with the sale of shares acquired upon the exercise of an ISO.  The Company will, however, be entitled to a corresponding deduction for federal income tax purposes for any amount taxed as ordinary income.

Amendment of the Option Plan

The Board of Directors may at any time terminate the Option Plan, and may at any time and in any respect amend the Option Plan; provided, however, that the board (unless its actions are approved or ratified by the stockholders of the Company within twelve months of the date that the board amends the Option Plan) may not amend the Option Plan to (i) increase the total number of shares of common stock issuable pursuant to ISOs under the Option Plan or materially increase the number of shares of common stock subject to the Option Plan; (ii) change the class of employees eligible to receive ISOs that may participate in the Option Plan or materially change the class of person that may participate in the Option Plan; or (iii) otherwise materially increase the benefits accruing to participants under the Option Plan.  No termination, amendment or modification of the Option Plan shall adversely affect options, stock purchase rights or restricted stock then outstanding under the Option Plan without the consent of the grantee or his legal representative.

Required Vote; Recommendation

The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the approval of the Option Plan.  With respect to this vote, abstentions will have the effect of a “no” vote and broker non-votes will have no effect on the vote.

THE BOARD HAS APPROVED THE PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PLAN.

APPROVAL OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors adopted the Littlefield Corporation Employee Stock Purchase Plan (the "Plan") as of January 1, 2012, subject to stockholder approval. The purpose of the Plan is to provide employees of the Company and its subsidiaries the opportunity to acquire an ownership interest in the Company through the purchase of Common Stock at a price below current market prices. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.  The Plan replaces the prior, 2002 Employee Stock Purchase Plan, which expired on December 31, 2011.

The following summary description of the Littlefield Corporation Employee Stock Purchase Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit B.

Description of the Plan

The Plan permits all eligible employees, including officers, of the Company to purchase from the Company shares of Common Stock of the Company. To be eligible an employee must work 20 hours or more per week, have been employed by the Company for at least three months, and satisfy the other conditions noted below

The Plan provides that 500,000 shares of Common Stock will be available for purchase in the 2012 calendar year, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2013 equal to the lesser of (i) 2 percent (2%) of the then-outstanding shares of Common Stock, (ii) 375,000 shares, or (iii) a lesser amount determined by the Board.  Should any Option or purchase right expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such Option or purchase right may again be subjected to grant under this Plan.  Any Shares delivered pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

The Plan has a term of ten years, subject to earlier termination by the Board of Directors. The Plan must be approved by the stockholders of the Company and, if the Plan is not approved by the stockholders at the annual meeting, the Plan will terminate. Any payroll deductions made prior to such termination will be promptly paid to the participants.

The Plan makes shares available for purchase pursuant to one offering period each year, commencing on the first trading day for the Common Stock on or after January 1 and end on the last trading day of the Common Stock on or before December 31.

Employees participate by making an election on a form provided by the Company to have a percentage (only in terms of whole percentages) of their compensation up to a maximum of 10% withheld for the purpose of making the purchase of shares of common stock in the respective offering period.  Effective on the first day of each offering period, as determined at the end of the respective offering period, an employee who has elected to participate is granted an option to purchase a number of whole shares determined by dividing the total amount of the employee payroll deductions actually made in the offering period by the "option price" per share of common stock. The maximum amount of money deducted for which options can be granted to a participant with respect to any single offering period is $25,000. The "option price" will be the lesser of (i) 85% of the closing price of the common stock on the Over-the-Counter Bulletin Board as of the commencement date of the offering period or (ii) 85% of the closing price of the common stock on the Over-the-Counter Bulletin Board as of the ending date of the offering period. If the common stock of the Company is quoted on a national securities exchange as of the first or last date of the offering period, then the price shall be 85% of the closing price of the common stock on the national securities exchange on the applicable date.  Payment for shares to be purchased under the Plan will be made by payment of the accumulated payroll deductions actually made by the employee to the Company. Employees are restricted from trading shares acquired pursuant to the Plan for a period of three months after the acquisition date.

No otherwise eligible employee shall be granted an option under the Plan (i) if, immediately after the grant, the employee would own stock (including by attribution from certain family members and affiliated entities) and options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (assuming that the shares subject to the options are outstanding) or (ii) if the grant would cause his or her rights to purchase stock under all employee stock purchase plans of the Company to apply to shares of common stock having a fair market value of $25,000 or more for the calendar year in which such option is outstanding at any time. Except in the case of a withdrawal, a participant cannot change his or her payroll deduction level during an offering period. An election to participate will remain in effect for successive offering periods unless the participant files a new election form specifying a different payroll deduction level or files a notice of withdrawal. A participant may withdraw from the Plan at any time on or before 15 days prior to the last day of the offering period unless an earlier or later date is established by the committee of the Board of Directors of the Company administering the Plan. A participant withdraws by filing a notice of withdrawal on a form provided by the Company. All of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of the notice of withdrawal, and no further payroll deductions will be made during that offering period. A participant's withdrawal will not have any effect upon his or her eligibility to participate in any subsequent offering period under the Plan. However, the participant will be required to execute and deliver to the Company a new election form for the subsequent offering period.

Termination of employment of a participant for any reason shall automatically constitute a withdrawal from the Plan. Upon termination of employment for any reason, the payroll deductions credited to the participant's account will be returned to the participant and, in that event, the participant's account will not be used to purchase shares of common stock on the last day of the respective offering period.

Unless a participant terminates employment or withdraws from the Plan as noted above, the option to purchase shares will be exercised automatically for the participant on the last day of the offering period. If there are insufficient shares available for purchase in any offering period to satisfy the options of the participants, shares will be issued to the participants on a pro rata basis based on the amount of their respective payroll deductions withheld in the respective offering period. No fractional shares will be issued under the Plan. Any funds remaining in a participant's account after exercise of an option which are not sufficient to purchase a full share will be carried over for the next offering period.

A participant's account will be no more than a bookkeeping account maintained by the Company, and neither the Company nor any subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a participant's account. No interest will accrue or be payable on the payroll deductions of a participant under the Plan. Each participant will receive at least annually a statement regarding the status of his or her Plan account.

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by a participant. The Company may treat any such act as an election to withdraw from the Plan.

The Board of Directors of the Company may at any time terminate or amend the Plan. No termination can affect options previously granted, and no amendment can make any change in options theretofore granted which would adversely affect the rights of any participant. No amendment that increases the number of shares authorized for sale under the Plan or changes the designation of the subsidiary corporations whose employees may participate in the Plan shall be effective unless approved by the stockholders of the Company within 12 months of the adoption of such amendment.

The Plan is administered by the compensation committee of the Board of Directors. The committee is vested with authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision or action of the committee in connection with the construction, interpretation, administration or application of the Plan will be final and binding on all participants and all persons claiming under or through any participant.

Except as otherwise described above, benefits under the Plan to the named executive officers of the Company and to other officers and employees of the Company are not currently determinable because participation in the Plan by such officers and employees is voluntary and the benefits are subject to the market price of the common stock at future dates.

FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX OR SECURITIES LAWS RESTRICTIONS, AND IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT INTENDED AS A TAX ADVICE TO PARTICIPANTS IN THE PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. The Company believes that the following federal income consequences normally will apply with respect to the Employee Stock Purchase Plan.

The payroll deductions withheld from a participant's pay under the Plan will be taxable income to the participant and must be included in the participant's gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Plan (other than any transfer resulting from death) within two years after the first day of the offering period at the end of which the shares were acquired ("Two-Year Period"), the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares were acquired over (ii) the price paid for the shares by the participant. The amount of "ordinary" compensation income recognized by the participant will be added to the participant's basis in such shares for purposes of determining any additional gain or loss realized by the participant on the sale of the shares. Any such additional gain or loss will be taxed as capital gain or loss, long or short, depending on how long the participant held the shares.

If a participant sells shares acquired under the Plan after the two-year period or if the participant dies, the participant or the participant's estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the option price (determined as if the option had been exercised on the first day of the offering period), or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant's basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

Under current law, the obligations of the Company to withhold FICA and Federal Income Tax from a participant's compensation income attributable to the Plan are unclear. Under the Plan, the Company reserves the right to withhold to the extent necessary to meet any applicable withholding obligation.

The Company will not receive any income tax deduction as result of issuing shares pursuant to the Plan, except upon sale or disposition of shares by a participant within the two-year period. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

VOTE REQUIRED

Approval and adoption of the Plan by stockholders requires the affirmative vote of a majority of the shares of common stock represented and entitled to vote at the annual meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against the Plan and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

THE BOARD HAS APPROVED THE PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PLAN.

ADVISORY VOTE REGARDING COMPENSATION

The Board of Directors seeks your views on the compensation of its President and CEO and its Directors. The Board has determined compensation amounts based upon comparisons of companies giving consideration to Company size and responsibility. This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome.  The Board will consider the vote of the shareholders on these questions when deciding its future course of action.

The President’s compensation in 2011 was $240,000 plus the value of stock option grants of $66,660 and deferred compensation of $24,000 as set forth in the Summary Compensation Table. Effective January 1, 2012 the Company renewed and entered into an agreement providing a base salary of $300,000, an award of 1,500,000 stock option grants which vest over a five year period, a performance bonus and deferred compensation of $36,000 as more fully explained in the Section: Employment Contracts, Termination of Employment and Change in Control Arrangements.

The Director cash compensation is $20,000 per Director plus 2,500 options to purchase Company shares are granted at each Board meeting. The cash compensation is comprised of a $2,000 retainer and a $4,500 per quarter payment, with an anticipated number of four meetings during the year. We reimburse the Directors for travel expenses incurred in connection with attending meetings of the Board and committees.  They may also be reimbursed an hourly fee for special projects.  The Board has not made a recommendation to the shareholders on how to vote on this question.

PLEASE INDICATE YOUR VOTE TO AGREE OR DISAGREE WITH THE FOLLOWING STATEMENTS ON THE PROXY CARD, OR TO ABSTAIN FROM VOTING:

A. The President & CEO’s total compensation is within 20% of an acceptable amount.

B. The Director total compensation is within 20% of an acceptable amount.

STOCKHOLDER PROPOSALS

No stockholder proposals were submitted for presentation to the stockholders at the upcoming meeting.

Stockholder proposals intended to be presented at the 2013 Annual Meeting of Stockholders and included in our Proxy Statement and form of proxy for that meeting must be received by us in writing by no later than December 16, 2012.  Any stockholder who intends to present a proposal at the 2013 Annual Meeting of Stockholders to be voted on at that meeting, which proposal is not included in our Proxy Statement, must deliver written notice of such proposal to us by no later than sixty days prior to the meeting date or, if less than seventy days’ notice of the meeting date is given, ten days after notice of the meeting date is given by public disclosure.  If the proposing stockholder fails to deliver written notice of such proposal to us by such date, then the person or persons designated as proxies in connection with our solicitation of proxies shall have the discretionary voting authority to vote the shares of our common stock represented by the proxy cards returned to us in accordance with their judgment on such matters when such proposals are presented at the 2013 Annual Meeting.  Any such notice of a stockholder proposal must be made in writing addressed to Secretary, Littlefield Corporation, 2501 North Lamar Boulevard, Austin, Texas 78705.

OTHER MATTERS

The Board of Directors knows of no other business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxy cards in accordance with their judgment on such matters.

                                                                                     BY ORDER OF THE BOARD OF DIRECTORS

                                                                                     /s/ Jeffrey L. Minch
                                                                                     President, CEO
                                                                                     Director

April 16, 2012

Littlefield Corporation
2501 North Lamar Boulevard
Austin, Texas 78705
www.littlefield.com